UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 25, 2015

SI Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-54241	80-0643149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

803 Main Street, Willimantic, Connecticut	06226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code(860) 423-4581

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 25, 2015, SI Financial Group, Inc. (the “Company”) and the Company’s wholly owned subsidiary, Savings Institute Bank and Trust Company (the “Bank”), entered into an Agreement (the “Agreement”) with Seidman and Associates L.L.C., Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P., LSBK06-08, Broad Park Investors, CBPS, L.L.C., 2514 Multi-Strategy Fund, L.P., Veteri Place Corporation and Lawrence B. Seidman, an individual (collectively, “the Seidman Group”) and Mr. Dennis Pollack, an individual who was recommended by the Seidman Group for appointment to the Boards of Directors of the Company and the Bank. The Seidman Group owns approximately 4.6% of the outstanding shares of the Company’s common stock.

The Agreement provides that Mr. Pollack will be appointed by the Company to the class of directors whose term expires at the Annual Meeting of Shareholders to be held in May 2015 and will be renominated to a term to expire at the Annual Meeting of Shareholders to be held in May 2018. Mr. Pollack will also be appointed to the Board of Directors of the Bank for a similar term.

During the term of the Agreement, which is scheduled to continue for the period Mr. Pollack remains on the Board of Directors, the Seidman Group and Mr. Pollack will not, among other things, solicit proxies in opposition to any recommendations or proposals of the Company’s Board of Directors, initiate or solicit shareholder proposals or seek to place any additional representatives on the Company’s Board of Directors other than Mr. Pollack (or any replacement director), oppose any proposal or director nomination submitted by the Board of Directors to the Company’s shareholders, vote for any nominee to the Company’s Board of Directors other than those nominated or supported by the Board of Directors, seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank (although nothing in the Agreement will prevent Mr. Pollack, from expressing his views to other members of the Board at duly convened meetings of the Boards of Directors), propose or seek to effect a merger or sale of the Company or initiate litigation against the Company.

In addition, during the term of the Agreement, the Seidman Group has agreed to vote in favor of the Board of Directors’ proposals and nominees for election or re-election as directors of the Company.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2015, the Board of Directors of the Company appointed Dennis Pollack to the Board of Directors of the Company. Mr. Pollack was appointed to the class of directors whose term expires at the annual meeting of shareholders of the Company to be held in 2015 at which point he will stand for re-election by shareholders at the Company’s 2015 annual meeting. Mr. Pollack was also appointed to the Board of Directors of the Bank. Both appointments are effective as of February 25, 2015. Mr. Pollack will serve on the Loan and the Asset Liability Committees of the Bank.

The Company agreed to appoint Mr. Pollack to the Boards of Directors of the Company and the Bank pursuant to the terms of the Agreement described in Item 1.01 above, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Pollack had or will have a direct or indirect material interest.

Item 8.01.	Other Events.

On February 25, 2015, the Company issued a press release announcing Mr. Pollack’s appointment as a Director. A copy of the press release is attached as an exhibit hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Shell Company Transactions: Not applicable

(d)	Exhibits:

Exhibit No.	Description

10.1	Agreement, dated February 25, 2015, by and among SI Financial Group, Inc., Savings Institute Bank and Trust Company, Seidman and Associates L.L.C., Seidman Investment Partnership,L.P., Seidman Investment Partnership II, L.P., LSBK06-08, Broad Park Investors, CBPS, L.L.C., 2514 Multi-Strategy Fund, L.P., Veteri Place Corporation, Lawrence B. Seidman, an individual, and Dennis Pollack, an individual.

99.1	Press Release dated February 25, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SI FINANCIAL GROUP, INC.

Date: February 25, 2015	By:	/s/ Rheo A. Brouillard
	Name:	Rheo A. Brouillard
	Title:	President and Chief Executive Officer